Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on or about March 2, 2001 of First Place Financial Corp. of our report dated August 12, 2004, related to the consolidated balance sheets of First Place Financial Corp. as of June 30, 2004 and 2003 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2004, which report is included in this Form 10-K.

Crowe Chizek and Company LLC

Columbus, Ohio

September 9, 2004